  Exhibit 99.1

FOR IMMEDIATE RELEASE

Kingstone Announces 2018 Fourth Quarter Financial Results

Company to Host Conference Call on March 14, 2019 at 8:30 a.m. ET

Kingston, NY — March 13, 2019 – Kingstone Companies, Inc. (Nasdaq: KINS) (the “Company” or “Kingstone”), a multi-line property and casualty insurance holding company, today announced its financial results for the quarter and year ended December 31, 2018.

Financial and Operational Highlights
2018 Fourth Quarter
(All results are compared to prior year period unless otherwise noted)

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Direct written premiums1 increased 23.0%; Personal lines grew by 23.6%
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Net premiums earned increased 28.5% to $28.9 million
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Net loss of $0.9 million or $0.08 per diluted share including an unrealized decline in value of equity securities of $2.1 million or $.16 per diluted share, net of tax
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Net operating income1 decreased 55.1% to $0.9 million or $0.08 per diluted share
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Net combined ratio of 96.4% compared to 89.9%
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Return on average common equity (annualized) of -3.9%
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Operating return on average common equity (annualized)1 of 3.9% down from 8.2%

2018 Full Year
(All results are compared to prior year)
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Direct written premiums1 increased 20.7%; Personal lines grew by 25.0%
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Net premiums earned increased 33.7% to $103.4 million
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Net investment income increased 49.7% to $6.2 million
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2018 net catastrophe losses, including associated loss adjustment expenses and impact on contingent ceding commissions, are estimated at $5.8 million
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Net loss ratio of 56.4% compared to 44.2%. Net loss ratio, excluding Q4 2018 catastrophe losses1, of 50.4% compared to 44.2%
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Net income of $3.1 million or $0.29 per diluted share including an unrealized decline in value of equity securities of $1.8 million or $.17 per diluted share, net of tax
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Net operating income1 decreased 49.0% to $5.1 million or $0.47 per diluted share
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Net combined ratio of 94.8% compared to 80.6%
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Return on average common equity of 3.4%
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Operating return on average common equity1 of 5.5% down from 13.1%

Quarterly Dividend of $0.10 per share
The Company previously announced that its Board of Directors declared a quarterly dividend of $0.10 per share payable on March 15, 2019 to stockholders of record at the close of business on February 28, 2019. This is Kingstone’s 31st consecutive quarterly dividend.

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1 These measures are not based on accounting principles generally accepted in the United States (“GAAP”) and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 “Additional Financial Information for Q4 2018 and Year Ended 2018” (also available at www.kingstonecompanies.com).

Management Commentary

Dale Thatcher, Kingstone’s Chief Executive Officer, commented, “While our growth for the quarter and year was strong, it was a challenging year from a weather perspective. We continued to add significant new business volume in our expansion markets while at the same time growing our profitable core New York business at a healthy 15%, yielding overall growth in excess of 20%.  We anticipate launching homeowners products in Connecticut and Maine during 2019, which will add to our already expanding market share in the Northeast. Personal lines direct written premium again grew at 25% year over year.  The combined ratio increased in the fourth quarter 2018 to 96.4% compared to 89.9% in the fourth quarter 2017, impacted by 3.5 points of prior year loss development and higher claim severity on personal lines business. It is also important to note that for the full year we recorded a 6.0 point impact from catastrophes compared to no impact from catastrophic events during 2017.

Our net underwriting expense ratio remained flat for the quarter while our net written premiums grew 32.6% compared to the fourth quarter 2017. As we look at the cost of core operations exclusive of the new states, we continue to work hard on maintaining expense efficiencies, and we see the ratio of other underwriting expenses to direct written premium1 holding steady at 14.3%.  We are working hard to build an exemplary Northeast Regional carrier on our platform of historic profitability.

For 2019 we expect a combined ratio excluding catastrophes between 82% and 84%, and catastrophe losses of approximately 4 points.

Financial Highlights Table
	Three Months Ended			Years Ended
	December 31,			December 31,
($ in thousands except per share data)	2018	2017	% Change	2018	2017	% Change
Direct written premiums1	$39,541	$32,151	23.0%	$146,716	$121,575	20.7%
Net written premiums1	$32,027	$24,146	32.6%	$119,794	$92,869	29.0%
Net premiums earned	$28,939	$22,513	28.5%	$103,415	$77,351	33.7%
Total ceding commission revenue	$902	$1,725	-47.7%	$5,333	$9,933	-46.3%
Net investment income	$1,643	$1,215	35.2%	$6,186	$4,133	49.7%

U.S. GAAP Net income (loss)	$(880)	$1,932	n/a	$3,093	$9,986	-69.0%
U.S. GAAP Diluted earnings (loss) per share	$(0.08)	$0.18	n/a	$0.29	$0.94	-69.1%

Comprehensive income (loss)	$(1,169)	$1,537	n/a	$(477)	$10,831	n/a
Net operating income1	$872	$1,941	-55.1%	$5,065	$9,932	-49.0%
Net operating income diluted earnings1
per share	$0.08	$0.18	-55.6%	$0.47	$0.94	-50.0%

Return on average equity (annualized)	-3.9%	8.2%	-12.1 pts	3.4%	13.2%	-9.8 pts

Net loss ratio	57.2%	50.5%	6.7 pts	56.4%	44.2%	12.2 pts
Net underwriting expense ratio	39.2%	39.4%	-0.2 pts	38.4%	36.4%	2 pts
Net combined ratio	96.4%	89.9%	6.5 pts	94.8%	80.6%	14.2 pts

Effect of catastrophes on net combined ratio	0.4 pts	0 pts	0.4 pts	6.5 pts	0 pts	6.5 pts
Net combined ratio excluding the effect
of catastrophes1	96.0%	89.9%	6.1 pts	88.3%	80.6%	7.7 pts

1 These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 “Additional Financial Information for Q4 2018” (also available at www.kingstonecompanies.com).

2018 Fourth Quarter and Year End Financial Review

Net Income (Loss):
There was a net loss of $0.88 million during the three-month period ended December 31, 2018, compared to net income of $1.93 million in the prior year period. The net loss can be attributed primarily to a 6.7 point increase in net loss ratio driven by prior year development and higher personal lines claim severity. For the year ended December 31, 2018, net income decreased 69.0% to $3.09 million from $9.99 million in the prior year.

Earnings per share (“EPS”):
Kingstone reported a (loss) of $(.08) per diluted share for the three months ended December 31, 2018, compared to EPS of $.18 per diluted share for the three months ended December 31, 2017. For the year ended December 31, 2018, EPS was $.29 per diluted share compared to EPS of $.94 per diluted share for the year ended December 31, 2017. EPS for the three month periods ended December 31, 2018 and 2017 was based on $10.73 million and $10.86 million weighted average diluted shares outstanding, respectively. EPS for the years ended December 31, 2018 and 2017 was based on $10.72 million and $10.58 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums, Net Written Premiums and Net Premiums Earned (See Definitions and Non-GAAP Measures below):
Direct written premiums for the fourth quarter of 2018 were $39.5 million, an increase of 23.0% from $32.2 million in the prior year period. The increase is primarily attributable to a 19.3% increase in the total number of policies in-force as of December 31, 2018 as compared to December 31, 2017. For the year ended December 31, 2018, direct written premiums increased 20.7% to $146.7 million, compared to $121.6 million in the prior year.

Net written premiums increased 32.6% to $32.0 million during the three-month period ended December 31, 2018 from $24.1 million in the prior year period. For the year ended December 31, 2018, net written premiums increased 29.0% to $119.8 million, compared to $92.9 million in the prior year. The increase in both the fourth quarter and year end periods were due to growth and the reduction of our personal lines quota share reinsurance rate to 10% on July, 1, 2018, from the prior rate of 20%. On July 1, 2017, we reduced our personal lines quota share reinsurance rate to 20% from the prior rate of 40%. Both of these quota share reductions resulted in the return of ceded unearned premiums. In the third quarter of 2018, we received $4.6 million of ceded unearned premiums, compared to $7.1 million in third quarter of 2017. For the year ended December 31, 2018, excluding the one-time impact from each return of ceded unearned premiums, the increase in net written premiums was 32.6% from the prior year period.

Net premiums earned for the quarter ended December 31, 2018 increased 28.5% to $28.9 million, compared to $22.5 million in the quarter ended December 31, 2017. For the year ended December 31, 2018, net premiums earned increased 33.7% to $103.4 million, compared to $77.4 million in the prior year. The increases in both the fourth quarter and year end periods were due to growth and the reduction of our personal lines quota share reinsurance rate to 10% on July, 1, 2018, from the prior rate of 20%.

Net Loss Ratio:
For the quarter ended December 31, 2018, the Company’s net loss ratio was 57.2%, compared to 50.5% in the prior period. The increase in the fourth quarter 2018 net loss ratio was affected by increased claim severity in our personal lines business compared to fourth quarter of 2017. The fourth quarter 2018 net loss ratio included 0.4 points from catastrophes, compared to none in the fourth quarter of 2017. Prior year loss development was unfavorable for the fourth quarter of 2018, impacting the loss ratio by 3.5 points, compared to 0.8 points of unfavorable impact in the fourth quarter of 2017. The calendar year 2018 net loss ratio increased due to the impact of severe winter weather, which had a 6.0 point impact in 2018 but no impact in 2017. Prior year loss development was unfavorable for the year ended December 31, 2018, with a 1.1 point increase on the loss ratio, while there was 0.1 points of favorable impact in the prior year ended December 31, 2017.

Net Other Underwriting Expense Ratio:
For the quarter ended December 31, 2018, the net underwriting expense ratio was 39.2% as compared to 39.4% in the prior year period, a decrease of 0.2 percentage points. For the year ended December 31, 2018, the Company’s net underwriting expense ratio increased to 38.4% from 36.4% in the prior year. The increase of 2.0 percentage points was largely due to a decrease in ceding commission revenue resulting from the reduction of our personal lines quota share reinsurance rate to 10% on July 1, 2018, from the prior rate of 20%. The change in quota share rates results in a significant decrease in ceding commission revenue and an increase in net premiums earned.

We refer to our New York business as “Core” 1 and the business in newly licensed states as “Expansion” 1. The inception of our Expansion business in 2017 creates a lag in net premiums earned related to that business. This lag and the changes to quota share rates distort net underwriting expense ratio comparisons between periods. Therefore, we believe that utilizing the ratio of Core other underwriting expenses1 to Core direct written premiums1 offers a more consistent comparison between periods. The Core other underwriting expense ratio excludes start-up expenses related to Expansion business. The ratio of Core other underwriting expenses to Core direct written premiums decreased by 1.4 percentage points for the three months ended December 31, 2018 compared to the prior year period. For the year ended December 31, 2018, the ratio of Core other underwriting expenses to Core direct written premiums decreased 0.2 points compared to the prior year.

Net Combined Ratio:
Kingstone’s net combined ratio was 96.4% for the three-month period ended December 31, 2018, compared to 89.9% for the prior year period. For the year ended December 31, 2018, the Company’s net combined ratio was 94.8% compared to 80.6% in the prior year. The increase in both the fourth quarter and year end periods were due to the increase in loss ratio as outlined above.

Balance Sheet / Investment Portfolio
Kingstone’s cash and investment holdings were $195.6 million at December 31, 2018 compared to $187.5 million at December 31, 2017. The Company’s investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 89.4% of total investments at December 31, 2018 and 89.7% at December 31, 2017. The Company’s effective duration on its fixed-income portfolio is 4.63 years.

Net investment income increased 35.2% to $1.64 million for the fourth quarter of 2018 from $1.22 million in the prior year period. Net investment income increased 49.7% to $6.19 million for the year ended December, 31 2018 from $4.13 million in the prior year period. The increase in both periods was largely due to an increase in invested assets.

Accumulated Other Comprehensive Income/Loss (AOCI), net of tax
As of December 31, 2018, AOCI was $(2.88) million compared to $1.10 million at December 31, 2017.

Book Value
The Company’s book value per share at December 31, 2018 was $8.25, a decrease of 7.3% compared to $8.90 at December 31, 2017.

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1 These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 “Additional Financial Information for Q4 2018 and Year Ended 2018” (also available at www.kingstonecompanies.com).

FOR ADDITIONAL INFORMATION PLEASE VISIT OUR WEBSITE AT WWW.KINGSTONECOMPANIES.COM.

Conference Call Details

Management will discuss the Company’s operations and financial results in a conference call on Thursday, March 14, 2019, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Webcast
The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:
Kingstone Companies Q4 2018 Earnings Call Webcast

The webcast will be archived and accessible for approximately 30 days.

Definitions and Non-GAAP Measures

Direct written premiums represent the total premiums charged on policies issued by the Company during the respective fiscal period. Net premiums written are direct written premiums less premiums ceded to reinsurers. Net premiums earned are net premiums written that are pro-rata earned during the fiscal period presented. All of the Company’s policies are written for a twelve-month period. Management uses direct written premiums and net written premiums, along with other measures, to gauge the Company’s performance and evaluate results.

Core direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in New York.

Expansion direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in newly licensed states (i.e., outside New York).

Core other underwriting expenses - represents the total other underwriting expenses incurred by the Company during the respective fiscal period from its business located in New York.

Expansion other underwriting expenses - represents the total other underwriting expenses incurred by the Company during the respective fiscal period from its business located in newly licensed states (i.e., outside New York).

Net operating income - is net income (loss) exclusive of realized investment gains, net of tax. Net income (loss) is the GAAP measure most closely comparable to net operating income.

Operating return on average common equity - is net operating income divided by average common equity. Return on average common equity is the GAAP measure most closely comparable to operating return on average common equity.

Management uses net operating income and operating return on average common equity, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods. Net operating income and operating return on average common equity are provided as supplemental information, are not a substitute for net income or return on average common equity and do not reflect the Company’s overall profitability or return on average common equity.

Net combined ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net combined ratio. We believe it is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net combined ratio and does not reflect the Company’s net combined ratio.

About Kingstone Companies, Inc.
Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company (“KICO”). KICO is a multi-line carrier writing business exclusively through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products to individuals as well as various small business coverages. Actively writing in New York, New Jersey, Rhode Island, Massachusetts, and Pennsylvania, Kingstone is also licensed (but not yet active) in Connecticut, New Hampshire and Maine.

Forward-Looking Statement
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2018 under “Factors That May Affect Future Results and Financial Condition.” Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319